Moody National REIT II, Inc. 8-K

Exhibit 99.1

6363 Woodway Drive, Suite 110 Houston, Texas 77057 (713) 977-7500 www.moodynationalreit.com

March 20, 2018

Dear Stockholders of Moody National REIT II, Inc.:

On March 19, 2018, the board of directors of Moody National REIT II, Inc. (“the Company”), including all of the independent directors, determined an estimated net asset value (“NAV”) per share of the Company’s common stock of $23.19 as of December 31, 2017. Information on the assumptions and methods used to calculate the estimated NAV per share are described in the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on March 20, 2018.

We would like to take this opportunity to address two factors that affected the new estimated NAV per share. First, in 2017, the Company completed its merger with Moody National REIT I, Inc. (“Moody I”), the result of which was to increase the Company’s portfolio to 14 premier-branded hotel assets located in major U.S. metropolitan markets. While the merger with Moody I allowed the Company to acquire a significant number of hotels in a single transaction, it also involved a number of one-time costs and expenses.

Second, during 2017, a number of the Company’s properties (including several acquired as a result of the merger with Moody I) underwent franchisor-required property improvement programs (“PIPs”). While the Company believes that these PIPs will improve the value of its properties in the long-run, they also resulted in short-term room displacement as rooms underwent renovation. That displacement impacted revenue at the properties undergoing PIPs, which, in turn, affected the valuation of those properties. In addition, PIPs will continue at several properties in 2018. However, the Company anticipates that the operational performance of its hotels that underwent or are undergoing PIPs will improve as renovations are completed.

We thank you for your continued support as we position the Company for the future. Please contact Investor Services at (888) 457-2358 with any questions.

Sincerely,

/s/ Brett C. Moody

Brett C. Moody

Chief Executive Officer

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The statements in this letter include statements regarding the intent, belief or current expectations of Moody National REIT II, Inc. (the “Company”) and members of its management team, as well as the assumptions on which such statements are based, and generally are identified by the use of words such as “may,” “will,” “seeks,” “strives,” “anticipates,” “believes,” “estimates,” “expects,” “plans,” “intends,” “should” or similar expressions. Actual results may differ materially from those contemplated by such forward-looking statements, including as a result of those factors set forth in the Risk Factors section of the Company’s most recent annual report on Form 10-K and subsequent quarterly reports on Form 10-Q. Forward-looking statements speak only as of the date they are made, and the Company undertakes no obligation to update or revise forward-looking statements to reflect changed assumptions, the occurrence of unanticipated events or changes to future operating results over time, unless required by law.